UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2012

XFORMITY TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23391	84-1434313
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

4100 Spring Valley Road, Suite 800. Dallas, Texas  75244
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (972) 661-1200

___________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.04	TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBGLIATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

XFormity Technologies, Inc., a Colorado corporation (the “Company”) and its wholly-owned subsidiary, Xformity, Inc., a Texas corporation (“Xformity”),  received a Notice of Default dated August 1, 2012 from a Majority in Interest of the Holders of the Series 2007 Secured 9% Convertible Debentures (“Debentures”) originally issued under that certain Trust Indenture dated January 12, 2006 (“Trust Indenture”) under which Jack Rabin serves as Indenture Trustee.

The Notice of Default under the Debentures claims failure to pay all sums due and owing thereunder on or before the current extended maturity date of July 31, 2012 (“Extended Maturity Date”).  The current amount of outstanding principal due and owing thereunder is $1,206,763.18 together with accrued and unpaid interest through July 31, 2012 of $253,661.78.

The Debentures are secured by a Security Agreement in favor of Jack Rabin, as Trustee under the Trust Indenture, and a UCC financing statement covering all of the tangible and intangible assets of the Company and XFormity.

Further, the Notice of Default states that the holders of a Majority in Interest of the Debentures will not agree to further extend the maturity date beyond the Extended Maturity Date.  Nor will the holders of a Majority in Interest of the Debentures agree to any forbearance of their rights upon default by the Companies under the Debentures or collateral documents, including the Trust Indenture and Security Agreement.

ITEM 9.01

EXHIBITS

99.1

Notice of Default dated August 1, 2012.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XFormity Technologies, Inc.(Registrant)

Dated: August 6, 2012	__/s/ Chris Ball _ Chris Ball, CEO

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